Exhibit 99.1

IDEXX Announces CEO Succession

Michael Erickson, PhD, to Succeed Jay Mazelsky as President and CEO;

Mazelsky to Serve as Executive Chair of the Board of Directors

WESTBROOK, Maine, January 13, 2026 – IDEXX Laboratories, Inc. (NASDAQ: IDXX), a global leader in pet healthcare innovation, today announced the promotion of Michael (Mike) Erickson, PhD, to President and Chief Executive Officer, effective May 12, 2026, at which time Jonathan (Jay) Mazelsky, President and CEO, will transition to the role of Executive Chair of IDEXX’s Board of Directors (the “Board”). Mr. Mazelsky has announced his intention to retire from the Company immediately following the Company’s annual meeting of shareholders in May 2027, and will work closely with Dr. Erickson throughout this extended period to support a seamless transition. Dr. Erickson will also join the Board, effective upon his assumption of the role of President and CEO.

Dr. Erickson brings nearly two decades of leadership experience and significant healthcare technology and innovation expertise. Since joining IDEXX in 2011, he has held senior positions across key portions of the Company’s business, including diagnostics, software, strategy and corporate accounts, and currently serves as Executive Vice President and General Manager of IDEXX’s Global Point of Care Diagnostics and Telemedicine lines of business. Prior to joining the Company, Dr. Erickson advised leading pharmaceutical, biotechnology and health service companies as an Associate Principal at McKinsey & Company.

“Mike’s appointment as the Company’s next President and CEO is the culmination of the IDEXX Board’s thoughtful and robust succession planning process,” said Lawrence D. Kingsley, the Company's Independent Non-Executive Board Chair. “Having served in a number of the Company’s key leadership roles, Mike has a deep understanding of the business and is uniquely well-suited to lead the Company forward and build on its strong momentum at the forefront of the veterinary diagnostics industry.”

Mr. Kingsley continued, “We thank Jay for his outstanding leadership and dedicated service to the Company. During his tenure as CEO, IDEXX advanced its innovation-driven growth strategy and expanded its offerings globally. As a result, the Company is poised for continued success well into the future. We look forward to continuing to work with Jay in his capacity as Executive Chair and wish him all the best in his retirement in May 2027.”

“IDEXX is at the center of the veterinary ecosystem and has an immense opportunity to build on our more than 40-year history of innovation to advance medical care and help our customers navigate the complexities of modern veterinary medicine,” said Dr. Erickson. “I am honored to lead IDEXX and am eager to begin working closely with Jay, the Board, the management team and employees to further our Purpose of enhancing the health and well-being of pets, people, and livestock as we continue to drive exceptional long-term value for our shareholders and other stakeholders.”

“It has been a privilege to lead IDEXX since 2019, and I am confident the Company is well-positioned for sustained growth and success,” said Mr. Mazelsky. “Having worked closely with Mike for more than a decade, I know firsthand his deep knowledge of our business and believe he is the right person to lead the Company into the future. I look forward to continuing our work together in my role as Executive Chair to support a smooth transition and advance IDEXX’s strategic priorities.”

About IDEXX Laboratories

IDEXX Laboratories, Inc., is a global leader in pet healthcare innovation. Our diagnostic and software products and services create clarity in the complex, constantly evolving world of veterinary medicine. We support longer, fuller lives for pets by delivering insights and solutions that help the veterinary community around the world make confident decisions—to advance medical care, improve efficiency, and build thriving practices. Our innovations also help ensure the safety of milk and water across the world and maintain the health and well-being of people and livestock. IDEXX Laboratories, Inc. is a member of the S&P 500™ Index. Headquartered in Maine, IDEXX employs approximately 11,000 people and offers solutions and products to customers in more than 175 countries and territories. For more information about IDEXX, visit: www.idexx.com.

Note Regarding Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “expects,” “may,” “anticipates,” “intends,” “would,” “will,” “plans,” “believes,” “estimates,” “should,” “project,” and similar words and expressions. These forward-looking statements are intended to provide our current expectations or forecasts of future events; are based on current estimates, projections, beliefs, and assumptions; and are not guarantees of future performance. Actual events or results may differ materially from those described in the forward-looking statements. These statements are subject to risks, uncertainties, assumptions, and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by IDEXX pursuant to United States securities laws contain discussions of some of these risks and uncertainties. IDEXX assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are advised to review IDEXX’s filings with the United States Securities and Exchange Commission (which are available from the SEC’s EDGAR database at sec.gov and via IDEXX’s website at idexx.com).

Contacts

Investor Relations

investorrelations@idexx.com

Media Relations

media@idexx.com